Exhibit 99.1

news release

TENNECO ANNOUNCES NEW ADDITION TO ITS BOARD OF DIRECTORS

LAKE FOREST, Ill., August 10, 2021 — Tenneco Inc. (NYSE: TEN) today announced that it has appointed Michelle A. Kumbier, former Chief Operating Officer at Harley-Davidson Motor Company, to the company’s board of directors effective August 10, 2021.

Ms. Kumbier brings significant industry knowledge and extensive experience in the management of a multinational public company, including manufacturing, product development, business development and strategic planning experience.

“We are extremely pleased to add Michelle to Tenneco’s Board and look forward to her contributions as we continue to drive shareholder value,” said Dennis J. Letham, chairman of the board of directors. “Her extensive manufacturing industry background and operations leadership roles certainly enhances our board and her governance experience is a fantastic addition to our board room.”

About Michelle A. Kumbier

Ms. Kumbier spent 23 years with Harley-Davidson, serving as COO from 2017 until retiring from the post in April 2020. Prior to serving as COO, she held executive leadership roles including Senior Vice President of Motor Company Product and Operations, Senior Vice President of Motorcycle Operations, Senior Vice President of Product Development and Vice President Materials Management and Corporate Quality. Ms. Kumbier began her career in 1986 with Kohler Company, maker of premium plumbing products.

Ms. Kumbier holds a bachelor’s degree in marketing from Lakeland University and an MBA from the University of Wisconsin-Oshkosh. Ms. Kumbier currently serves as a Director of Abbott Laboratories and Teledyne Technologies Incorporated.

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers and marketers of automotive products for original equipment and aftermarket customers, with full year 2020 revenues of $15.4 billion and approximately 73,000 team members working at more than 270 sites worldwide. Through our four business groups, Motorparts, Performance Solutions, Clean Air and Powertrain, Tenneco is driving advancements in global mobility by delivering technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket.

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Tenneco:

Linae Golla

Investor Inquiries

847 482-5162

lgolla@tenneco.com

or

Bill Dawson

Media Inquiries

847 482-5807

bdawson@tenneco.com